Exhibit 10.1

[Roxio Letterhead]

January 29, 2004

Nand Gangwani

4425 Holt St.

Union City, CA 94587

Dear Nand:

On behalf of Roxio, Inc. (the “Company” or “Roxio”), I am confirming your position as Vice President and Chief Financial Officer for the Company effective as of November 14, 2003.

Your initial base salary will be $275,000 annually, effective as of the date hereof. Your salary from the effective date of your appointment through the date hereof was $225,000 annually. You will be eligible to participate in the annual bonus program with potential payout targeted at 45% of your base salary dependent upon your performance and that of the Company.

Your business experience matches very well with Roxio’s current business needs and our anticipated direction. However, in the event that Roxio or its successor terminates your employment and this agreement without Cause (as defined below), you will be entitled to continued salary payments and benefits (including health benefits, vacation, 401(k) participation, ESPP participation, stock vesting) for a period of six months from the date of termination. Termination without Cause will include constructive termination in the event that you resign from the Company for “Good Reason.” “Good Reason” shall mean that you, without your consent, have: (i) incurred a material reduction in your title, status, authority or responsibility; (ii) incurred a reduction in your base compensation; or (iii) been notified that your principal place of work (defined as either the San Francisco Bay Area or the greater Los Angeles area in the Company’s discretion from time to time) will be relocated by a distance of fifty (50) miles or more.

Roxio may terminate your employment and this agreement at any time. You may terminate your employment and this agreement at any time. If Roxio exercises its option to terminate your employment for Cause, you shall be entitled only to the unpaid salary and unused vacation benefits which been accrued on your behalf. You shall be entitled to no other compensation, benefits or severance payments of any kind in the event your employment is terminated for

Nand Gangwani Employment Agreement

November 14, 2003

Cause. Should you be terminated for Cause, Roxio shall provide you with a written statement detailing such Cause. For this purpose, “Cause” means that you have been grossly negligent in the performance of your duties for Roxio, or you have engaged in willful misconduct, or you have been convicted of a felony or any crime involving moral turpitude. In no event will you be entitled to severance benefits if your employment terminates or is terminated due to your death or total disability. Nothing in this paragraph is intended to supercede the automatic acceleration of your options upon a change of control pursuant to Roxio’s stock option plans.

You should understand that this offer does not constitute a contract of employment for any specified period of time but will create an “employment at will” relationship.

Please sign this letter, indicating acceptance of this offer, and return to me.

Nand, we are pleased to have you as a member of the team and are confident you will continue to make a major contribution to our success.

Sincerely,

/s/    WM. CHRISTOPHER GOROG

Wm. Christopher Gorog

Chief Executive Officer and Chairman of the Board

Accepted:	/s/ NAND GANGWANI

Nand Gangwani